[LIFESTYLE FURNISHINGS LETTERHEAD]


                                                               April 18, 2000

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: Lifestyle Furnishings International Ltd.
    Registration Statement on Form S-1
    File No. 333-58655

Ladies and Gentlemen:

     Further to our request by letter dated April 17, 2000 to withdrawal the Registration Statement on Form S-1 (the "Registration Statement") referred to above, we hereby confirm that no sale of any of the securities registered under the Registration Statement has taken place.

     In the event the Staff has any questions or comments with respect to this matter, please contact the undersigned.

                                          Very truly yours,

                                          LIFESTYLE FURNISHINGS
                                              INTERNATIONAL LTD.


                                          By: /s/ Douglas C. Barnard
                                             -----------------------------------
                                             Name:  Douglas C. Barnard
                                             Title: Vice President, General
                                                    Counsel, and Secretary

cc: Steven Duvall
    Daniel Horwood
    David Ferguson
    Sarah Beshar
    Michael Blair